                                  SCHEDULE 14C
                                 (RULE 14c-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X]  Preliminary information statement         [ ]  Confidential, for use of the Commission
                                               Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive information statement

                         GT INTERACTIVE SOFTWARE CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         GT INTERACTIVE SOFTWARE CORP.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                                 (212) 726-6500
                            ------------------------

                             INFORMATION STATEMENT
                            ------------------------

                              GENERAL INFORMATION
                            ------------------------

                           YOUR VOTE IS NOT REQUIRED

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY


     This Information Statement (the "Information Statement") is being mailed on or about January 19, 2000 by GT Interactive Software Corp., a Delaware corporation (the "Company"), to all holders of record at the close of business on December 2, 1999 (the "Record Date") of the Company's common stock, par value $0.01 per share ("Common Stock"), and the Company's Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), in connection with the approval and adoption of an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Charter Amendment"). As of the Record Date, there were 74,644,928 shares of Common Stock and 600,000 shares of Series A Preferred Stock outstanding. Each share of Common Stock is entitled to one vote on each matter of business put to a stockholder vote. While outstanding, the Series A Preferred Stock voted with the Common Stock on an as-converted basis, meaning that at the Record Date each share of Series A Preferred Stock was entitled to 10 votes.


     On November 12, 1999, the Company's Board of Directors approved the Charter Amendment, which increases the total number of shares of authorized capital stock of the Company from 155,000,000 shares to 305,000,000 shares. On November 15, 1999, pursuant to (i) securities purchase and voting agreements (the "Cayre Purchase Agreements"), by and among California U.S. Holdings, Inc., a California corporation ("Purchaser") and a wholly-owned subsidiary of Infogrames Entertainment S.A. ("Infogrames"), and Joseph J. Cayre, Kenneth Cayre, Stanley Cayre, Jack J. Cayre, their children and various associated trusts (collectively, the "Cayre family") and (ii) a securities purchase and voting agreement (the "GAP Purchase Agreement"), by and among Purchaser and General Atlantic Partners 54, L.P. and GAP Coinvestment Partners II, L.P. (together, "GAP"), holders of 41,667,106 shares of Common Stock and 600,000 shares of Series A Preferred Stock, representing approximately 59% of the outstanding voting securities of the Company (the "Majority Stockholders"), approved and adopted the Charter Amendment. As a result, the Charter Amendment was approved by a majority of the issued and outstanding voting securities of the Company and no further votes will be needed.


     The Company's Board of Directors has complied with Section 242 of the Delaware General Corporation Law. The Company intends to file the Charter Amendment, substantially in the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware on or after 20 calendar days after the distribution of this Information Statement.



     This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to inform holders of Common Stock entitled to vote or give an authorization or consent in regard to the Charter Amendment of the action being taken. Set forth below is certain information that Rule 14c-2 requires to be included in this Information Statement.

RECENT DEVELOPMENTS



     On December 16, 1999, pursuant to a securities purchase agreement, dated as of November 15, 1999 (the "GT Purchase Agreement"), by and among the Company, Infogrames and Purchaser, the Company issued to Purchaser and Purchaser acquired from the Company: (i) 28,571,429 shares of Common Stock and (ii) a 5% subordinated convertible note in the principal amount of $60,587,206.72 (the "Infogrames Note"), which is convertible into an aggregate of 32,749,841 shares of Common Stock, subject to antidilution adjustments (such transaction, the "Infogrames Transaction"). In addition, pursuant to a securities exchange agreement, dated as of November 15, 1999 (the "GAP Exchange Agreement"), by and among the Company and GAP, the Company issued to GAP non-interest-bearing subordinated convertible notes in the aggregate principal amount of $50 million (the "GAP Notes"), which are convertible into an aggregate of 12,500,000 shares of Common Stock, subject to antidilution adjustments, in exchange for 600,000 shares of Series A Preferred Stock and subordinated notes of the Company in the principal amount of $20 million, plus accrued interest, held by GAP (such transaction, the "GAP Securities Exchange"). The proposed increase in the authorized shares of Common Stock is intended, among other things, to provide a sufficient number of shares of Common Stock for issuance upon conversion of the Infogrames Note and the GAP Notes.



     Concurrently with the consummation of the Infogrames Transaction and pursuant to the Cayre Purchase Agreements, Purchaser acquired (i) an aggregate of 33,558,581 shares of Common Stock from the Cayre family for an aggregate purchase price of $25 million and (ii) subordinated notes of the Company in the principal amount of $10 million, plus accrued interest, held by the Cayre family.



     Also concurrently with the consummation of the Infogrames Transaction and pursuant to the GAP Purchase Agreement, Purchaser acquired from GAP warrants to purchase 4,500,000 shares of Common Stock, at an exercise price of $0.01 per share, for nominal consideration.



     As of December 31, 1999, assuming the exercise of the warrants acquired by Purchaser pursuant to the GT Purchase Agreement and the GAP Purchase Agreement and conversion of the Infogrames Note, Infogrames and Purchaser may be deemed to beneficially own an aggregate of approximately 100.7 million shares of Common Stock, or 71.7% of the voting securities of the Company. Infogrames and Purchaser acquired these securities using funds from Infogrames' working capital.



     Effective as of December 16, 1999, pursuant to the GT Purchase Agreement, all then current members of the Company's Board of Directors, other than Mr. Thomas A. Heymann and Mr. Steven A. Denning, resigned as directors of the Company, and Mr. Bruno Bonnell, the Chairman of the Board of Directors, President and Chief Executive Officer of Infogrames, and Mr. Thomas Schmider, the Managing Director of Infogrames, were elected as new directors of the Company. In addition, on December 17, 1999, the reconstituted Board of Directors of the Company set the number of directors on the Board of Directors at five and appointed Mr. Herve Liagre, the Mergers and Acquisitions Director of Infogrames, as a director of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table(+) sets forth information concerning Common Stock beneficially owned (i) by each director of the Company, the Company's Chief Executive Officer and its four other most highly compensated executive officers during the fiscal year ended March 31, 1999, (ii) by all directors and executive officers of the Company as a group, and (iii) by each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and dispositive power with respect to the shares beneficially owned by them, subject to community property laws where applicable.



                                                     SHARES BENEFICIALLY OWNED       SHARES BENEFICIALLY OWNED
                                                     AS OF DECEMBER 2, 1999**       AS OF DECEMBER 31, 1999***
                                                     -------------------------      ---------------------------
                                                       SHARES         PERCENT          SHARES          PERCENT
                                                       ---------      --------      ------------      ---------
Joseph J. Cayre....................................  13,908,388(1)      18.6            510,000(17)     *
Jack J. Cayre......................................   3,815,585(2)       5.1            445,500(18)     *
Kenneth Cayre......................................   8,595,135(3)      11.5            325,000(19)     *
Stanley Cayre......................................   8,843,923(4)      11.8            325,000(20)     *
Ronald W. Chaimowitz...............................   2,874,834(5)       3.7          2,874,834(5)       2.7
General Atlantic Partners, LLC.....................  18,761,858(6)      22.0         19,928,525(21)     17.2
  3 Pickwick Plaza, Greenwich, CT 06830
Steven A. Denning..................................  18,761,858(7)      22.0         19,928,525(22)     17.2
William E. Ford....................................  18,761,858(7)      22.0         19,928,525(22)     17.2
Jordan A. Levy.....................................      96,000(8)      *                96,000(8)      *
Phillip J. Riese...................................      28,000(9)      *                28,000(9)      *
Harry M. Rubin.....................................     315,228(10)     *               315,228(10)     *
Alvin N. Teller....................................      61,250(11)     *                61,250(11)     *
California U.S. Holdings, Inc......................           0         *           100,729,851(23)     71.7
  84, rue du ler Mars 1943, Villeurbanne, 69100
    France
Infogrames Entertainment S.A.......................           0         *           100,729,851(24)     71.7
  84, rue du ler Mars 1943, Villeurbanne, 69100
    France
Bruno Bonnell......................................           0         *           100,729,851(24)     71.7
Thomas A. Heymann..................................           0         *               750,000(12)     *
Herve Liagre.......................................           0         *           100,729,851(25)     71.7
Thomas Schmider....................................           0         *           100,729,851(24)     71.7
Various trusts for the benefit of the children of
  Joseph J. Cayre..................................   6,380,000          8.5            280,000         *
  417 Fifth Avenue, New York, NY 10016.
Various trusts for the benefit of the children of
  Stanley Cayre....................................   4,720,670          6.3            325,000         *
  417 Fifth Avenue, New York, NY 10016
Various trusts for the benefit of the children of
  Kenneth and Lilian Cayre.........................   6,769,689          9.1            280,000         *
  417 Fifth Avenue, New York, NY 10016
Charles F. Bond....................................   2,105,796(13)      2.8          2,105,796(13)      2.0
Frank Herman.......................................     157,000(14)     *               157,000(14)     *
Michael A. Ryder...................................     193,598(15)     *               193,598(15)     *
All executive officers and directors as a group....  48,286,626(16)     63.8        124,625,498(26)     80.6



---------------


  +This table does not include (i) John T. Baker IV, the President and Chief
   Operating Officer of the Company, who joined the Company on April 26, 1999 and (ii) Messrs. David I. Chemerow and Andrew Gregor, both of whom left the employ of the Company on September 3, 1999 and each of whom owned less than 1% of Common Stock. The Company has been informed that Mr. Baker does not beneficially own any shares of Common Stock.


  * Less than 1%


 ** As of December 2, 1999, 74,644,928 shares of Common Stock were outstanding, excluding shares issuable upon exercise or conversion of outstanding options, warrants, convertible notes and other convertible securities.


*** As of December 31, 1999, 103,217,352 shares of Common Stock were outstanding, excluding shares issuable upon exercise or conversion of outstanding options, warrants, convertible notes and other convertible securities.

(1) Includes 6,380,000 shares in the aggregate held in various trusts for the benefit of Joseph J. Cayre's children, for which trusts his wife serves as trustee. Also includes 1,759,388 shares held by a charitable foundation for which Joseph J. Cayre and his wife serve as trustees. Joseph
    J. Cayre disclaims beneficial ownership of the shares held by such trusts and such foundation.

 (2) Includes 475,085 held by a charitable foundation for which he serves as trustee, and 305,500 shares subject to options exercisable within 60 days. Jack J. Cayre disclaims beneficial ownership of the shares held by such foundation.


 (3) Includes 6,769,689 shares in the aggregate held in various trusts for the benefit of Kenneth and Lillian Cayre's children, for which trusts Lillian Cayre serves as trustee. Also includes 500,000 shares held by a charitable foundation for which Kenneth Cayre and Lillian Cayre serve as trustees. Kenneth Cayre disclaims beneficial ownership of the shares held by such trusts and such foundation.



 (4) Includes 4,720,670 shares in the aggregate held in various trusts for the benefit of Stanley Cayre's children, for which trusts his wife serves as trustee. Also includes 633,000 shares held by a charitable foundation for which Stanley Cayre and his wife serve as trustees. Stanley Cayre disclaims beneficial ownership of the shares held by such trusts and such foundation.


 (5) Includes 84,380 shares held in a trust for the benefit of Mr. Chaimowitz's daughter, for which trust Mr. Chaimowitz's wife serves as trustee. Mr. Chaimowitz disclaims beneficial ownership of such shares. Also includes 2,155,000 shares subject to options exercisable within 60 days.

 (6) Includes (i) 4,184,545 shares held by General Atlantic Partners 16, L.P. ("GAP 16"), 2,092,273 shares held by General Atlantic Partners 19, L.P. ("GAP 19"), 647,707 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment") and 504,000 shares held by General Atlantic Partners II, L.P. ("GAP II"), (ii) 4,897,440 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by General Atlantic Partners 54, L.P. ("GAP 54") and 1,102,560 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by GAP Coinvestment Partners II, L.P. ("GAP Coinvestment II"), (iii) warrants held by GAP 54 exercisable for 3,673,080 shares of Common Stock and warrants held by GAP Coinvestment II exercisable for 826,920 shares of Common Stock, and (iv) options held by GAP 54 to purchase 680,200 shares of Common Stock held by Joseph J. Cayre, Kenneth Cayre and Stanley Cayre and options held by GAP Coinvestment II to purchase 153,133 shares of Common Stock held by Joseph J. Cayre, Kenneth Cayre and Stanley Cayre. The general partner of GAP 16, GAP 19, GAP II and GAP 54 is General Atlantic Partners, LLC, a Delaware limited liability company. The managing members of General Atlantic Partners, LLC are Steven A. Denning, David C. Hodgson, William O. Grabe, William E. Ford, Peter L. Bloom and Francho M. Smithson. The same individuals are the general partners of GAP Coinvestment and GAP Coinvestment II. Messrs. Denning and Ford, directors of the Company, are the Executive Managing Member and a managing member, respectively, of General Atlantic Partners, LLC and general partners of GAP Coinvestment and GAP Coinvestment II. Messrs. Denning and Ford disclaim beneficial ownership of shares owned by GAP 16, GAP 19, GAP 54, GAP Coinvestment, GAP Coinvestment II and GAP II, except to the extent of their respective pecuniary interests therein.

 (7) See footnote 6.


 (8) Includes 87,500 shares subject to options exercisable within 60 days.



 (9) Includes 15,000 shares subject to options exercisable within 60 days.


(10) Represents 315,228 shares subject to options exercisable within 60 days.

(11) Includes 28,750 shares subject to options exercisable within 60 days.


(12) Represents 750,000 shares subject to options exercisable within 60 days.



(13) Includes 50,000 shares held by Mr. Bond's wife (as to which shares he disclaims beneficial ownership), 89,882 shares held in a grantor retained annuity trust, and 97,667 shares subject to options exercisable within 60 days.



(14) Represents 157,000 shares subject to options exercisable within 60 days.



(15) Includes 50,000 shares subject to options exercisable within 60 days and 21,450 shares which are held in escrow subject to certain indemnification rights of the Company.

(16) Does not include Mr. Chaimowitz, who left the employ of the Company on March 31, 1999, and Messrs. Chemerow and Gregor, both of whom left the employ of the Company on September 3, 1999. Includes an aggregate of 1,056,645 shares subject to options exercisable within 60 days. Also includes 21,450 shares which are held in escrow and subject to certain indemnification rights of the Company.


(17) Includes 280,000 shares in the aggregate held in various trusts for the benefit of Joseph J. Cayre's children. Joseph J. Cayre disclaims beneficial ownership of the shares held by such trust.



(18) Includes 305,500 shares subject to options exercisable within 60 days.



(19) Includes 280,000 shares in the aggregate held in various trust for the benefit of Kenneth and Lillian Cayre's children and 25,000 shares held by a charitable foundation for which Kenneth Cayre and Lillian Cayre serve as trustees. Kenneth Cayre disclaims beneficial ownership of the shares held by such trusts and such foundation.



(20) Includes 325,000 shares in the aggregate held in various trusts for the benefit of Stanley Cayre's children. Stanley Cayre disclaims beneficial ownership of the shares held by such trusts.



(21) Includes (i) 4,184,545 shares held GAP 16, 2,092,273 shares held by GAP 19, 647,707 shares held by GAP Coinvestment, and 504,000 shares held by GAP II;
     (ii) 2,297,000 shares issuable upon conversion of a GAP Note held by GAP Coinvestment II; and (iii) 10,203,000 shares issuable upon conversion of a GAP Note held by GAP 54.



(22) See footnote 21.



(23) Includes 28,571,429 shares of Common Stock which Purchaser acquired pursuant to the GT Purchaser Agreement; 33,558,581 shares of Common Stock which Purchaser acquired pursuant to the Cayre Purchase Agreements and a proxy for the vote of 1,300,000 shares of Common Stock held by the Cayre family following the consummation of the Infogrames Transaction; 4,500,000 shares issuable upon exercise of warrants to purchase Common Stock which Purchaser acquired pursuant to the GAP Purchase Agreement; 50,000 shares of Common Stock issuable upon exercise of warrants issued to Purchaser pursuant to the GT Purchase Agreement; and 32,749,841 shares of Common Stock issuable upon conversion of the Infogrames Note. Infogrames may be deemed to beneficially own all of the shares held by Purchaser because Purchaser is a wholly-owned subsidiary of Infogrames. Mr. Bruno Bonnell may be deemed to beneficially own all of the shares held by Purchaser because he is the Chairman of the Board of Directors, President and Chief Executive Officer of Infogrames. Mr. Thomas Schmider may be deemed to beneficially own all of the shares held by Purchaser because he is the Managing Director of Infogrames. Mr. Herve Liagre may be deemed to beneficially own all of the shares held by Purchaser because he is the Mergers and Acquisitions Director of Infogrames. Each of Mr. Bonnell, Mr. Schmider and Mr. Liagre disclaims beneficial ownership of such shares.



(24) See footnote 23.



(25) See footnote 23. Mr. Liagre was elected to serve as a member of the Board of Directors of the Company on December 17, 1999.



(26) See footnotes 21 and 23. Does not include Mr. Chaimowitz, who left the employ of the Company on March 31, 1999, and Messrs. Chemerow and Gregor, both of whom left the employ of the Company on September 3, 1999. Includes
     (i) 4,550,000 shares issuable upon the exercise of warrants to purchase Common Stock; (ii) 32,749,841 shares issuable upon conversion of the Infogrames Note; (iii) 12,500,000 shares issuable upon conversion of the Gap Notes held by GAP Coinvestment II and GAP 54; (iv) 1,675,395 shares subject to options exercisable with 60 days; and (v) 21,450 shares which are held in escrow and subject to certain indemnification rights of the Company.

          AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE
                                OF INCORPORATION

     On November 12, 1999, the Board of Directors of the Company approved the Charter Amendment, substantially in the form attached to this Information Statement as Exhibit A, which increases the total number of shares of authorized Common Stock from 150,000,000 to 300,000,000, thereby increasing the total authorized capital stock of the Company from 150,000,000 shares to 305,000,000 shares. On November 15, 1999, the Charter Amendment was approved and adopted by the Majority Stockholders.


     The Charter Amendment will increase the authorized capital stock of the Company by amending and restating the first sentence of Article FOURTH of the Company's Amended and Restated Certificate of Incorporation so that, as amended and restated, it will read as follows:


          "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 305,000,000 shares, of which 300,000,000 shall be designated Common Stock, and 5,000,000 shall be designated Preferred Stock, all of which shall be $0.01 par value per share."


     As of December 31, 1999, the authorized capital stock of the Company consisted of (a) 150,000,000 shares of Common Stock and (b) 5,000,000 shares of preferred stock of the Company, of which 600,000 were previously designated as Series A Convertible Preferred Stock. As of December 31, 1999:



     - 103,217,352 shares of Common Stock were issued and outstanding,



     - no shares of preferred stock were issued and outstanding,



     - no shares of Common Stock or shares of preferred stock of the Company were held in the treasury of the Company,



     - 13,282,092 shares of Common Stock were reserved for future issuance upon exercise of outstanding options,



     - 6,631,625 shares of Common Stock were reserved for future issuance upon exercise of outstanding warrants, and



     - 1,000,000 shares of Common Stock were authorized for issuance under the Company's 1998 Employee Stock Purchase Plan, of which 116,364 shares were issued.



     Therefore, as of December 31, 1999, an aggregate of 124,131,069 shares of Common Stock were issued or reserved for future issuance. The remaining 25,868,931 shares of Common Stock authorized but unreserved are insufficient to accommodate the conversion of the Infogrames Note and the GAP Notes.



     The increase in the authorized shares of Common Stock is intended (a) to provide for issuance of 32,749,841 shares of Common Stock upon conversion of the Infogrames Note and 12,500,000 shares of Common Stock upon conversion of the GAP Notes and (b) to provide the Company's Board of Directors with authority, without further action of the stockholders, to issue the additional shares of Common Stock from time to time as the Board deems necessary. The Board of Directors believes it is desirable to have the ability to issue such additional shares of Common Stock from time to time to provide flexibility in addressing the financing needs of the Company and for general corporate purposes. Potential uses of the additional authorized shares include equity financings, stock dividends or distributions, acquisitions of businesses, and issuance of Common Stock upon the exercise of outstanding warrants, options and other convertible securities of the Company. The Company does not have any current plans or proposals to issue any portion of the additional shares of Common Stock, other than issuances upon conversion of the Infogrames Note and the GAP Notes.



     The increase in the authorized number of shares of Common Stock could have certain beneficial effects on the Company's principal stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could deter takeovers, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

     The Company's Board of Directors believes that the Charter Amendment is in the best interests of the Company and its stockholders.

              INTEREST OF CERTAIN PERSONS IN THE CHARTER AMENDMENT


     Pursuant to the GT Purchase Agreement and the GAP Exchange Agreement, Infogrames and Purchaser may not convert the Infogrames Note and GAP Coinvestment II and GAP 54 may not convert the GAP Notes until the Charter Amendment has become effective. The increase in the authorized shares of Common Stock is intended to provide a sufficient number of shares of Common Stock for issuance upon conversion of the Infogrames Note and the GAP Notes. Mr. Bruno Bonnell, is the Chairman of the Board of Directors, President and Chief Executive Officer of Infogrames; Mr. Thomas Schmider is the Managing Director of Infogrames; and Mr. Herve Liagre is the Mergers and Acquisitions Director of Infogrames. Mr. Steven A. Denning is currently the Executive Managing Member of General Atlantic Partners, LLC.


                                          By Order of the Board of Directors,

                                          THOMAS A. HEYMANN
                                          Chairman of the Board of Directors

New York, New York

January 19, 2000

                                                                       EXHIBIT A


                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         GT INTERACTIVE SOFTWARE CORP.

                         Pursuant to Section 242 of the
                         General Corporation Law of the
                               State of Delaware

     GT Interactive Software Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST:  The name of the Corporation is GT Interactive Software Corp.

     SECOND: The Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 1, 1992 under the name GT Software Corporation. Certificates of Amendment of the Certificate of Incorporation were filed in the office of the Secretary of State of the State of Delaware on April 1, 1993, November 29, 1993 and December 19, 1994. A Restated Certificate of Incorporation was filed on February 22, 1995 and Amended and Restated Certificates of Incorporation were filed on July 31, 1995 and December 19, 1995. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation was filed on July 23, 1998.

     THIRD: The first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated so that, as amended and restated, it shall read as follows:

          "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 305,000,000 shares, of which 300,000,000 shall be designated Common Stock, and 5,000,000 shall be designated Preferred Stock, all of which shall be $0.01 par value per share."

     FOURTH: The foregoing amendment to the Corporation's Amended and Restated Certificate of Incorporation was declared advisable by the Board of Directors of the Corporation pursuant to a resolution duly adopted on November 12, 1999, and was subsequently duly adopted in accordance with the provisions of Section 242(b) of the Delaware General Corporation Law by the written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote on November 15, 1999.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be
executed this           day of January, 2000.

                                          GT INTERACTIVE SOFTWARE CORP.

                                          By:
                                            ------------------------------------
                                          Name: John T. Baker IV
                                          Title:  President and Chief Operating
                                          Officer

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